Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May            , 2004, by and among Aames Financial Corporation (“Aames Financial”), a Delaware corporation, Aames Investment Corporation (“Aames Investment”), a Maryland corporation, Aames Newco, Inc. (“Aames Newco”), a Delaware corporation, and Aames TRS, Inc. (“Aames TRS”), a Delaware corporation.

RECITALS

WHEREAS, Aames Financial is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, this Agreement is being entered into in connection with the proposed corporate restructuring of the business operations of Aames Financial involving the creation of a new parent company, Aames Investment, that would qualify as a real estate investment trust for U.S. federal income tax purposes;

WHEREAS, Aames Investment is a corporation duly organized and existing under the laws of the State of Maryland and is a wholly owned subsidiary of Aames Financial;

WHEREAS, Aames Newco and Aames TRS are corporations duly organized and existing under the laws of the State of Delaware and are wholly-owned subsidiaries of Aames Investment;

WHEREAS, the respective boards of directors of Aames Financial, Aames Investment, Aames Newco and Aames TRS have determined that it is advisable and in the best interests of each corporation that (i) concurrently with the public offering of shares of Aames Investment common stock (the “Public Offering”), Aames Newco will merge with and into Aames Financial (the “First Merger”), and (ii) thereafter, Aames Financial will merge with and into Aames TRS (the “Second Merger,” which, together with the First Merger, shall hereinafter be referred to as the “Merger”), in each case on the terms and subject to the conditions of this Agreement and the Delaware General Corporation Law (“DGCL”);

WHEREAS, the board of directors of Aames Financial created a special committee (the “Special Committee”) to, among other things, review and evaluate the terms and conditions of the First Merger, to negotiate the terms of the First Merger with Aames Financial’s controlling stockholder, to consider whether the First Merger would be fair to, and in the best interests of, Aames Financial’s common stockholders and, based on the foregoing, to recommend to the board of directors as to whether or not to approve the First Merger, and in the event of a recommendation in favor of the First Merger, its terms and conditions;

WHEREAS, on May 12, 2004, the Special Committee determined that the First Merger, on the terms and conditions set forth herein, and the transactions contemplated hereby, are advisable, fair to and in the best interests of Aames Financial and the holders of common stock of Aames Financial (other than Specialty Finance Partners and its affiliates as the holders of options to purchase Aames Financial common stock) and should be approved and declared advisable by the Aames Financial board of directors (the “Special Committee Recommendation”);

WHEREAS, as a result of the Merger and related transactions, the separate existence of Aames Financial will cease, although Aames TRS will, thereafter, adopt the name “Aames Financial Corporation” and conduct the business currently conducted by Aames Financial directly and through its subsidiaries;

WHEREAS, the respective boards of directors of Aames Financial, Aames Investment, Aames Newco and Aames TRS have been duly advised of the terms and conditions of the Merger and, by resolutions duly adopted, have declared the advisability of and authorized, approved and adopted this Agreement;

WHEREAS, the stockholders of Aames Financial will vote to approve and adopt this Agreement at a special meeting of stockholders;

WHEREAS, the parties intend by this Agreement for the Merger to constitute a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, such “reorganization” and the Public Offering are necessary to facilitate each other, and each is being undertaken in conjunction with the other, and as such, the Merger will not be consummated without consummation of the Public Offering.

NOW, THEREFORE, on the terms and subject to the conditions of this Agreement, Aames Financial, Aames Investment, Aames Newco and Aames TRS agree as follows:

ARTICLE 1

THE MERGER AND RELATED TRANSACTIONS

1.1	FIRST MERGER EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Section 2.1, the First Merger shall be consummated by Aames Financial’s filing of a certificate of merger (the “Certificate of First Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. It is hereby agreed and understood that Sections 2.1(c), 2.1(k) and 2.1(l) shall not be waived by Aames Financial without the affirmative vote of a majority of the directors constituting the Special Committee. The First Merger shall become effective upon filing of the Certificate of First Merger or at such later time as may be set forth in the Certificate of First Merger. The date and time when the First Merger becomes effective is referred to as the “First Merger Effective Time.”

1.2	FIRST MERGER. At the First Merger Effective Time:

(a)	Aames Newco shall merge with and into Aames Financial, and Aames Financial shall be the surviving corporation in the First Merger; and

(b)	the separate existence of Aames Newco shall cease, and Aames Financial, as the surviving corporation, shall succeed, without other transfer, to all of the rights and property of Aames Newco, and shall be subject to all of the debts and liabilities of Aames Newco, as provided for in Section 259 of the DGCL. On and after the First Merger Effective Time, Aames Financial shall carry on its business with its historic assets, as well as with the assets of Aames Newco.

1.3	SECOND MERGER EFFECTIVE TIME. Provided the conditions set forth in Section 2.2 have been satisfied or waived, two business days following completion of the First Merger as set forth in Section 1.2, the Second Merger shall be consummated by Aames Financial’s filing of a certificate of merger (the “Certificate of Second Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Second Merger shall become effective upon filing of the Certificate of Second Merger or at such later time as may be set forth in the Certificate of Second Merger. The date and time when the Second Merger becomes effective is referred to as the “Second Merger Effective Time.”

1.4	SECOND MERGER.

(a)	At the Second Merger Effective Time:

(i)	Aames Financial shall merge with and into Aames TRS, and Aames TRS shall be the surviving corporation in the Merger (the “Surviving Corporation”); and

(ii)	the separate existence of Aames Financial shall cease, and the Surviving Corporation shall succeed, without other transfer, to all of the rights and property of Aames Financial, and shall be subject to all of the debts and liabilities of Aames Financial, as provided for in Section 259 of the DGCL.

(b)	At and after the Second Merger Effective Time, the Surviving Corporation shall adopt the name “Aames Financial Corporation” and carry on its business with the assets of Aames Financial, as well as with the assets of the Surviving Corporation.

1.5	EFFECT OF FIRST MERGER ON AAMES FINANCIAL CAPITAL STOCK. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of the holders of capital stock of Aames Financial the following shall occur:

(a)	Aames Financial Preferred Stock. Every five shares of Series B Preferred Stock, par value of $0.001 (the “Series B Preferred Stock”), each share of Series C Preferred Stock, par value of $0.001 (the “Series C Preferred Stock”) and each share of Series D Preferred Stock, par value of $0.001 (the “Series D Preferred Stock” and, together with the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”), of Aames Financial issued and outstanding immediately prior to the First Merger Effective Time shall convert into the right to receive:

(i)	that number of shares (the “Preferred Stock Share Consideration”) of validly issued, fully paid and non-assessable common stock, par value $0.01 per share, of Aames Investment (the “Aames Investment Common Stock”), calculated as:

(1)	the Preferred Stock Merger Consideration multiplied by the Stock Consideration Ratio divided by

(2)	the Per Share Offer Price, and

(ii)	that amount of cash equal to the Preferred Stock Merger Consideration minus the product of:

(1)	the Preferred Stock Share Consideration and

(2)	the Per Share Offer Price.

(b)	Aames Financial Common Stock. Subject to Section 1.6, each share of common stock, par value of $0.001, of Aames Financial issued and outstanding immediately before the First Merger Effective Time (the “Aames Financial Common Stock”) shall convert into the right to receive:

(i)	that number of shares (the “Common Stock Share Consideration”) of Aames Investment Common Stock, calculated as:

(1)	the Common Stock Merger Consideration multiplied by the Stock Consideration Ratio divided by

(2)	the Per Share Offer Price, and

(ii)	that amount of cash equal to the Common Stock Merger Consideration minus the product of:

(1)	the Common Stock Share Consideration and

(2)	the Per Share Offer Price;

(c)	Options to Acquire Shares of Aames Financial Stock.

(i)	Each option to acquire shares of Aames Financial Common Stock outstanding prior to the First Merger Effective Time that has not vested in accordance with its terms and has an exercise price below the amount of the Common Stock Merger Consideration shall be converted into that number of restricted stock units of Aames Investment Common Stock equal to the quotient of:

(1)	the difference between the Common Stock Merger Consideration and the exercise price of such option, divided by

(2)	the Per Share Offer Price.

(ii)	Each option to acquire shares of Aames Financial Common Stock outstanding prior to the First Merger Effective Time that has vested according to its terms and has an exercise price below the amount of the Common Stock Merger Consideration (each, a “Vested-in-the-money Option”) may be exercised by its holder immediately prior to the First Merger Effective Time and all shares of Common Stock resulting from such exercise shall be treated as outstanding immediately prior to the First Merger Effective Time for purposes of Section 1.5(b). To the extent that the holder of a Vested-in-the-money Option does not elect to exercise such option prior to the First Merger Effective Time, such option shall be deemed to have been exercised and shall convert into the right to receive the Common Stock Merger Consideration in respect of such option, to be payable in a combination of Aames Investment Common Stock and cash in the same manner as set forth in Section 1.5(b)(i) and (ii), except that the Common Stock Merger Consideration for such purposes shall be reduced by the exercise price of the option; provided, however, that each option to acquire shares of Aames Financial Common Stock that is held by any of Aames Financial’s chief executive officer or independent directors or members of Aames Financial’s Corporate Management Committee shall be converted into that number of restricted stock units of Aames Investment as described in subsection (i) above.

(iii)	Each option to acquire shares of Aames Financial Common Stock, including any warrant to purchase Aames Financial Common Stock, outstanding prior to the First Merger Effective Time that has an exercise price above the amount of the Common Stock Merger Consideration shall be terminated, unless exercised by the holder thereof, in which case all shares of Aames Financial Common Stock resulting from such exercise shall be treated as outstanding immediately prior to the First Merger Effective Time for purposes of Section 1.5(b).

(d)	Warrant For Shares of Series D Preferred Stock. Any warrant to purchase shares of Series D Preferred Stock that is held as of the date hereof by Specialty Finance Partners shall be deemed to have been exercised prior to the First Merger Effective Time and such warrant shall convert into the right to receive the Preferred Stock Merger Consideration payable in respect of each share of Series D Preferred Stock underlying such warrant in the same manner as set forth in Section 1.5(a)(i) and (ii), except that the Preferred Stock Merger Consideration for such purposes shall be reduced by the amount payable in order to exercise the warrant for one share of Series D Preferred Stock.

For purposes of this Section 1.5, the following terms shall have the meanings assigned to them as follows:

(i)	“Common Stock Merger Consideration” means the amount of consideration payable in respect of each share of Aames Financial Common Stock in the First Merger which is determined by dividing (A) the Merger Consideration less the aggregate Preferred Stock Merger Consideration paid in respect of each share of Preferred Stock and the consideration paid in respect of each warrant to purchase shares of Series D Preferred Stock as provided in Section 1.5(d) by (B) the number of shares of Aames Financial Common Stock outstanding immediately prior to the First Merger Effective Time plus the Net Option Number (as defined below) immediately prior to the First Merger Effective Time.

(ii)	“Merger Consideration” means the aggregate amount of consideration payable to the stockholders of Aames Financial (including option and warrant holders whose options and warrants are exercised or deemed for purposes of Section 1.5 to be exercised prior to the First Merger Effective Time for any Aames Financial Stock) in the First Merger as determined by resolution of the board of directors of Aames Financial upon such board’s determination of the Per Share Offer Price.

(iii)	“Per Share Offer Price” means the price per share at which Aames Investment Common Stock is offered and sold in the Public Offering by Friedman, Billings, Ramsey & Co., Inc., the Public Offering underwriters, to the public.

(iv)	“Preferred Stock Merger Consideration” means that amount determined by the following formula:

1.15	(	MC 1.15 (CSB+SC+SD+SDW)+CS+CSO	)
MC =	Merger Consideration

CSB =	The number of outstanding shares of Series B Preferred Stock after adjusting for a 5:1 conversion privilege

SC =	The number of outstanding shares of Series C Preferred Stock

SD =	The number of outstanding shares of Series D Preferred Stock

SDW =	A number of shares of Series D Preferred Stock equal to (A) the number of shares of Series D Preferred Stock underlying any outstanding warrant for shares of Series D Preferred Stock multiplied by the difference between the Preferred Stock Merger Consideration and the exercise price in respect of such shares (B) divided by the Preferred Stock Merger Consideration

CS =	The number of outstanding shares of Aames Financial Common Stock

CSO =	A number of shares of Aames Financial Common Stock equal to (A) the number of shares of Aames Financial Common Stock underlying any outstanding Vested in-the-money Option that is not converted into restricted stock units of Aames Investment as described in Section 1.5(c)(i) multiplied by the Common Stock Merger Consideration less the aggregate exercise price in respect of each such share (B) divided by the Common Stock Merger Consideration (the “Net Option Number”)

(v)	“Stock Consideration Ratio” means the percentage of Merger Consideration to be paid in shares of Aames Investment Common Stock (with the remaining percentage to be paid in cash), which percentage shall be 50%.

For avoidance of doubt, the parties hereto intend, and it shall be the case, that the value of the Preferred Stock Merger Consideration payable in respect of every five shares of Series B Preferred Stock and each share of Series C Preferred Stock and Series D Preferred Stock shall be fifteen percent (15%) greater than the value of the Common Stock Merger Consideration payable in respect of each share of Aames Financial Common Stock outstanding immediately prior to the First Merger Effective Time. For example, at a valuation of $340 million in connection with the Public Offering, each share of Aames Financial Common Stock will receive merger consideration equal to $3.063 and each outstanding share of Series C and D Preferred Stock and every five shares of Series B Preferred Stock will receive merger consideration equal to $3.522.

Notwithstanding anything in the foregoing to the contrary, if the Common Stock Merger Consideration, as calculated above, results in a per share amount less than the per share amount that would result if calculated using the same analysis above but providing instead that the holders of Series B Preferred Stock and Series C Preferred Stock would receive a five percent premium to their liquidation preference set forth in the Certificate of Incorporation (as amended) defining the rights of such series and the holders of Series D Preferred Stock would receive a five percent premium to the value of the consideration that such holder would have received had it converted such Series D Preferred Stock into Aames Financial Common Stock in accordance with the terms of the Certificate of Incorporation (as amended) defining the rights of such series (and a similar treatment is provided for the Series D Warrant, adjusted for the exercise price), then the consideration to be received by the holders of the Common Stock in the Merger shall be increased to equal such higher amount and the consideration payable in the Merger to the holders of Preferred Stock will be appropriately adjusted to reflect such increase in the Common Stock Merger Consideration.

1.6	ELECTION REGARDING COMMON STOCK SHARE CONSIDERATION. The holders of shares of Aames Financial Common Stock as of the date of the special meeting of holders of Aames Financial Stock held for purposes of obtaining the approvals under Section 2.1(b) shall have the right to elect to receive the Common Stock Merger Consideration payable in respect of each such share in the form of Aames Investment Common Stock only, instead of in the form of a combination of Aames Investment Common Stock and cash as provided for in Section 1.5(b). If such an election is made, each share of Aames Financial Common Stock covered by the election shall automatically convert into the right to receive that number of shares of Aames Investment Common Stock equal to the quotient of the Common Stock Merger Consideration divided by the Per Share Offer Price. The deadline applicable to all holders of Aames Financial Common Stock for making elections under this Section 1.6 shall be the date of the special meeting of holders of Aames Financial Stock held for purposes of obtaining the approvals required by Section 2.1(b).

1.7	OPTIONS TO ACQUIRE SERIES E PREFERRED STOCK. Each option to acquire shares of Series E Preferred Stock of Aames Financial (each, a “Series E Option”) shall be redeemed by Aames Financial prior to the First Merger Effective Time at a price of $0.29 per option.

1.8	FRACTIONAL SHARES. No fractional shares (or fractional restricted stock units) shall be issued in the First Merger. Instead, cash in an amount equal to the fair value of the fractional shares shall be paid. Any fractional interests in shares (or restricted stock units) of any holder of Aames Financial stock (or options) shall be aggregated into that amount of whole shares (or units, as the case may be) of Aames Investment to which a former holder of Aames Financial is entitled with any balance of any merger consideration due to such holder payable in cash.

1.9	CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation and bylaws of Aames Financial in effect at the First Merger Effective Time shall be the certificate of incorporation and bylaws of Aames Financial after the First Merger Effective Time and the certificate of incorporation and bylaws of Aames TRS in effect at the Second Merger Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until changed or amended as provided therein or by applicable law. At and as of the First Merger Effective Time, the charter and bylaws of Aames Investment shall be amended and restated in the form attached hereto as Exhibit A and Exhibit B, respectively.

1.10	COVENANT TO CONTRIBUTE CAPITAL. On the First Merger Effective Time, Aames Financial shall contribute to the capital of Aames Investment each issued and outstanding share of common stock of Aames Investment that is owned by Aames Financial immediately prior to the First Merger Effective Time. Such shares shall be cancelled and revert to the status of authorized, but unissued shares of Aames Investment Common Stock.

1.11	COMPENSATION COMMITTEE DETERMINATION. Prior to the First Merger Effective Time, the compensation committee of the board of directors of Aames Financial shall make a formal determination that the Merger shall be deemed a “Capital Z Realization Event” under the terms of the Amended and Restated 1999 Stock Option Plan 180 days after the First Merger Effective Time, but not prior thereto.

1.12	EXCHANGE OF CERTIFICATES.

(a)

As of the First Merger Effective Time, Aames Investment shall deposit, or shall cause to be deposited, with Mellon Investor Services, the transfer agent and registrar for the shares of Aames Investment Common Stock and the exchange agent for purposes of the First Merger (the “Exchange Agent”), for exchange in accordance with this Section 1.12, certificates evidencing shares of Aames Investment

Common Stock to be issued and delivered and cash in the amount sufficient to pay the aggregate cash portion of the Merger Consideration pursuant to this Agreement in exchange for outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Aames Financial Common Stock, including any shares of Aames Financial Stock underlying options or warrants deemed to be or treated as outstanding for purposes of Section 1.5 (“Aames Financial Stock”).

(b)	As soon as reasonably practicable after the First Merger Effective Time, Aames Investment shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the First Merger Effective Time represented outstanding shares of the applicable Aames Financial Stock (“Certificates”), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Aames Investment may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable under Section 1.5 in respect thereof. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate evidencing the number of shares of Aames Investment Common Stock, (B) if the Certificate is not for Aames Financial Common Stock as to which an election under Section 1.6 has been made, a check representing the cash proceeds which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.12 and (C) a check representing the cash proceeds in lieu of fractional shares to which such holder of such Certificate shall be entitled, if any, and the Certificate so surrendered shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of the applicable Aames Financial Stock in exchange for a certificate evidencing shares of Aames Investment Common Stock and, if the certificate is not for Aames Financial Common Stock as to which an election under Section 1.6 has been made, a check representing cash proceeds payable in the name of a person, other than the person in whose name such shares of Aames Financial Stock are registered, a certificate evidencing the proper number of shares of Aames Investment Common Stock may be issued to, and a check representing the appropriate amount of cash proceeds may be payable to, such a transferee if the Certificate evidencing such securities is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or Aames Investment to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

(c)	Subject to the effect of applicable laws, following surrender of any Certificates as provided in Section 1.12(b), there shall be paid to the holder of the certificates evidencing shares of Aames Investment Common Stock in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the First Merger Effective Time theretofore payable with respect to such whole shares of Aames Investment Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Merger Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Aames Investment Common Stock, less the amount of any withholding taxes which may be required thereon.

(d)	Withholding Taxes. Each of the Exchange Agent, Aames Investment and Aames Financial shall be entitled to deduct and withhold from the Merger Consideration pursuant to the Merger such amounts as the Exchange Agent, Aames Investment and Aames Financial are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or under any applicable provision of state, local or foreign law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Aames Financial Common Stock, Preferred Stock or options to acquire shares of Aames Financial Common Stock, in respect of which such deduction and withholding was made.

ARTICLE 2

CONDITIONS TO CONSUMMATION OF THE MERGER

2.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE FIRST MERGER. The respective obligations of each party to effect the First Merger are subject to the satisfaction or waiver, where permissible, prior to the First Merger Effective Time, of the following conditions:

(a)	the registration statement filed on Form S-4 with respect to the issuance of shares Aames Investment Common Stock shall have been declared effective by the Securities and Exchange Commission (the “Commission”);

(b)	this Agreement shall have been approved by holders of a majority of the voting power of the outstanding shares of Aames Financial Stock and by holders of a majority of the voting power of Aames Financial’s preferred stock voting as a separate class;

(c)	in the event either (A) the value of Aames Financial for purposes of ascertaining the Merger Consideration is determined to be less than $277,500,000, or (B) there is a Superior Proposal, the Special Committee Recommendation shall not have been withdrawn;

(d)	the registration statement filed on Form S-11 with respect to the issuance of shares of Aames Investment Common Stock shall have been declared effective by the Commission;

(e)	the shares of Aames Investment Common Stock issuable hereunder shall have been approved for listing on the New York Stock Exchange;

(f)	no statute, rule, regulation, executive order, decree, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the First Merger or the Second Merger;

(g)	all material approvals and consents, if any, necessary in connection with consummation of the First Merger and Second Merger shall have been obtained;

(h)	the Public Offering shall have been consummated concurrently;

(i)	Aames Financial shall have received an opinion from Mayer, Brown, Rowe & Maw LLP to the effect that (A) the Merger should be treated as a reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended, and (B) neither Aames Financial, Aames Investment, Aames Newco, nor Aames TRS will recognize gain or loss solely as a result of the Merger;

(j)	all accrued and unpaid dividends on outstanding shares of Aames Financial preferred stock shall have been declared and paid;

(k)	the Management Advisory Services Agreement in effect between Equifin Capital Management, LLC, an affiliate of Specialty Finance Partners II, LP, and Aames Financial shall have been amended to provide that such agreement shall terminate immediately prior to the First Merger Effective Time upon Aames Financial’s payment of $978,274 to Equifin Capital Management, LLC;

(l)	Aames Financial shall have received satisfactory documentation evidencing that any outstanding warrants for shares of Aames Financial Common Stock shall have been terminated; and

(m)	there shall be no Series E Options outstanding.

For purposes of Section 2.1, “Superior Proposal” means a bona fide written Acquisition Proposal which the Special Committee concludes in good faith, after consultation with its financial advisors and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person or entity making the proposal and such other matters as the Special Committee deems relevant, (i) is more favorable to the holders of Aames Financial Common Stock, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably likely to be fully financed and otherwise reasonably likely to be completed promptly, after taking into account the terms proposed and any applicable regulatory waiting periods or approvals. “Acquisition Proposal” means any proposal or offer from or by any person or entity with respect to, or a transaction to effect, any purchase or sale of, or tender or exchange offer for, Aames Financial Common Stock that, if consummated, would result in any person or entity (or the securityholders thereof) beneficially owning securities representing at least a majority of the outstanding shares of Aames Financial Common Stock (or, in the case of a merger or consolidation with or into Aames Financial, of the surviving entity in such transaction) upon consummation of the transaction contemplated by such proposal or offer.

2.2	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE SECOND MERGER. The respective obligations of each party to effect the Second Merger are subject to the satisfaction of waiver, where permissible, prior to the Second Merger Effective Time, of the following conditions:

(a)	consummation of the First Merger (and, therefore, satisfaction of the conditions set forth in Section 2.1 hereof) shall have occurred; and

(b)	no statute, rule, regulation, executive order, decree, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Second Merger.

ARTICLE 3

MISCELLANEOUS

3.1	AMENDMENT; WAIVER. At any time before the Second Merger Effective Time, Aames Financial, Aames Investment, Aames Newco, and Aames TRS may, to the extent permitted by the DGCL, by written agreement amend, modify or supplement any provision of this Agreement; provided, however, that Section 1.1, Section 2.1(c), (k) and (l), this Section 3.1 and the last sentence of Section 3.2 may only be amended with the approval of a majority of the directors constituting the Special Committee.

3.2	ABANDONMENT. At any time before the First Merger Effective Time, and not withstanding approval by the Stockholders of Aames Financial, this Agreement may be terminated and the Merger may be abandoned by the board of directors of Aames Financial in which case this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement. Notwithstanding the foregoing sentence, this Agreement shall terminate automatically if the Special Committee Recommendation is withdrawn pursuant to clause (A) or (B) of Section 2.1(c).

3.3	ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

3.4	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

3.5	PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

3.6	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

3.7	FIRPTA CERTIFICATE. Aames Financial shall at the First Merger Effective Time deliver a certificate to Specialty Finance Partners to the effect that Aames Financial is not, and has not been in the last five years, a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the date set forth above.

AAMES FINANCIAL CORPORATION

By:
Name:
Title:

AAMES INVESTMENT CORPORATION

By:
Name:
Title:

AAMES NEWCO, INC.

By:
Name:
Title:

AAMES TRS, INC.

By:
Name:
Title:

Exhibit A

AAMES INVESTMENT CORPORATION

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Aames Investment Corporation, a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

The undersigned, Patricia McGowan, whose address is c/o Venable LLP, 1800 Mercantile Bank & Trust Bldg., 2 Hopkins Plaza, Baltimore, Maryland 21201, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Aames Investment Corporation

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in this State is c/o National Registered Agents, Inc. of MD., 11 East Chase Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland are National Registered Agents, Inc. of MD., 11 East Chase Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, which shall be elected annually. The number of directors of the Corporation initially shall be one, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The name of the director who shall serve until his successor is duly elected and qualifies is John Madden. This director may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the Maryland General Corporation Law, that, except as may be provided by the Board of Directors in setting the terms of any class or series, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

Section 5.2 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

Section 5.4 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5 Indemnification. The Corporation shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and the Corporation, in addition, may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advancement of expenses to any employee or agent of the Corporation or a predecessor of the Corporation who is not a director or officer. The indemnification and payment of expenses provided for herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.

Section 5.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

Section 5.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 660,000,000 shares of stock, consisting of 160,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and 500,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $6,600,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2 Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 7.2 percent in value of the aggregate of the outstanding shares of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Capital Z Holder. The term “Capital Z Holder” shall mean each of Specialty Finance Partners, Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P., Equifin Capital Partners and any successors thereto.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charter. The term “Charter” shall mean the charter of the Corporation, as that term is defined in the MGCL.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 7.2 percent (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Disqualified Person. The term “Disqualified Person” shall mean the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization (other than a farmer’s cooperative that is described in Section 521 of the Code) that is both exempt from income taxation and exempt from taxation under the unrelated business taxable income provisions of the Code, and any rural electrical or telephone cooperative (all as referred to in Section 860E(e)(5) of the Code).

Excepted Holder. The term “Excepted Holder” shall mean (a) a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 7.2.7 and (b) the Capital Z Holders (including any equityholder of a Capital Z Holder, but solely with respect to Shares owned directly by a Capital Z Holder).

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean (i) for any Excepted Holder other than the Capital Z Holders (including any equityholder of a Capital Z Holder, but solely with respect to Shares owned directly by a Capital Z Holder), provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to Sections 7.2.7 and 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7, and (ii) for the Capital Z Holders (including any equityholder of a Capital Z Holder, but solely with respect to Shares owned directly by a Capital Z Holder) in the aggregate, 21 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation and 21 percent in value of the aggregate of the outstanding shares of Capital Stock of the Corporation, subject to adjustment pursuant to Sections 7.2.7 and 7.2.8.

Initial Date. The term “Initial Date” shall mean the date upon which the Articles of Amendment and Restatement containing this Article VII are filed with the SDAT.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2 Capital Stock.

Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or, to the extent applicable, Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(iii) Subject to Section 7.4 hereof, no Person shall Transfer shares of Capital Stock to the extent such transfer would result in the Capital Stock being owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code) and any purported Transfer shall be void ab initio, and the intended transferee shall acquire no rights in such shares.

(iv) Except as provided in Section 7.2.7 hereof, no Disqualified Person shall directly own any shares of Capital Stock, and no Person shall Transfer shares of Capital Stock to the extent that such Transfer would result in shares of Capital Stock being directly owned by a Disqualified Person.

(b) Transfer in Trust. If any Transfer occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i), (ii), or (iv):

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iv), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares.

Section 7.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5 Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT; provided, however, that, the Board of Directors shall not be permitted to transfer or redeem shares directly held by a Capital Z Holder unless the Board of Directors shall provide the Capital Z Holders (i) advance written notice of such transfer or redemption and (ii) an opportunity to demonstrate that such transfer or redemption is not necessary to preserve the Corporation’s status as a REIT. In the event that such transfer or redemption takes place, such transfer or redemption shall be rescinded if the Capital Z Holders demonstrate, within a reasonable period of receiving written notice thereof, that such transfer or redemption was not necessary to preserve the Corporation’s status as a REIT.

Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been owned directly by such Person and then to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not directly owned) by such Person (other than by or through an Excepted Holder up to the applicable Excepted Holder Limit), pro rata among the Persons who directly own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 7.2.7 Exceptions.

(a) The Board of Directors of the Corporation, in its sole discretion, upon the affirmative vote of a majority of the entire Board of Directors, which vote must include a majority of the independent directors, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit and/or the restrictions contained in Section 7.2.1(a) (iv), and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such exemption or Excepted Holder Limit will not jeopardize the Corporation’s status as a REIT; and

(ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1) will result in shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

(b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder, or (3) pursuant to Section 7.2.7(e). No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit.

(e) Modification of Excepted Holder Limits. Subject to the limitations provided in Sections 7.2.1(a)(ii) and 7.2.8, the Excepted Holder Limits may be modified as follows:

(i) The Excepted Holder Limit for any Excepted Holder shall be reduced after any Transfer permitted in this Article VII by such Excepted Holder by the percentage of the outstanding shares of Capital Stock so Transferred, but no Excepted Holder Limit shall be reduced to a percentage which is less than the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. For the avoidance of doubt, no Transfer of shares of Capital Stock by an Excepted Holder described in clause (b) of the definition thereof to another Excepted Holder described in such clause shall result in a modification to the Excepted Holder Limits of such Excepted Holders.

(ii) Upon the issuance by the Corporation of any Capital Stock, the Excepted Holder Limit for any Excepted Holder shall be reduced to the percentage of the outstanding shares of Capital Stock held by any such Excepted Holder immediately after any such issuance, but no Excepted Holder Limit shall be reduced to a percentage which is less than the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit.

(iii) Upon the repurchase by the Corporation of any Capital Stock, the Excepted Holder Limit for any Excepted Holder shall be increased to the percentage of the outstanding shares of Capital Stock held by any such Excepted Holder immediately after such repurchase and the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit shall be correspondingly decreased for all other Persons, all in accordance with Section 7.2.8.

(iv) Prior to the modification of any Excepted Holder Limit pursuant to Section 7.2.7(e), the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

Section 7.2.8 Increase in Aggregate Stock Ownership and Common Stock Ownership Limits. Subject to Section 7.2.1(a)(ii), the Board of Directors may from time to time, upon the affirmative vote of a majority of the entire Board of Directors, including a majority of the independent directors, increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons; provided, however, that the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership in Common Stock or Capital Stock (as the case may be) is in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such Person’s percentage of Common Stock or Capital Stock (as the case may be) equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of Common Stock or Capital Stock (as the case may be) in excess of such percentage ownership of Common Stock or Capital Stock (as the case may be) will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Common Stock or Capital Stock (as the case may be).

Section 7.2.9 Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 7.2 percent (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 7.2 percent of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons and (v) no Disqualified Person may directly own any Shares of Capital Stock. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 7.3 Transfer of Capital Stock in Trust.

Section 7.3.1 Ownership in Trust. Upon any purported Transfer that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise, gift or other such transaction, the Market Price at the time of such devise or gift or other such transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary.

Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter- dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 7.7. Amendment. So long as the Capital Z Holders own greater than 7.2 percent (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of Common Stock of the Corporation or 7.2 percent in value of the aggregate outstanding shares of Capital Stock, none of (i) the definition of “Capital Z Holder,” in Section 7.1, (ii) clause (b) of the definition of “Excepted Holder” in Section 7.1, (iii) the definition of “Excepted Holder Limit” in Section 7.1, (iv) Section 7.2.1(a)(i), (v) the proviso to Section 7.2.5, (vi) Section 7.2.7(d) or (e) or (vii) this Section 7.7 of this Article VII, shall be amended, altered or repealed, if such amendment, alteration or repeal would materially and adversely affect the Capital Z Holders in their capacity as an Excepted Holder, without the prior written consent of the Capital Z Holders who then hold shares of Capital Stock, unless, after giving the Capital Z Holders an opportunity to demonstrate that such amendment, alteration or repeal is not necessary to preserve the status of the Corporation as a REIT, the Board of Directors makes a determination that such amendment, alteration or repeal is necessary to preserve the status of the Corporation as a REIT.

ARTICLE VIII

AMENDMENTS

Subject to Section 7.7 of the charter, the Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1000 shares, $.01 par value per share, all of one class. The aggregate par value of all authorized shares having a par value was $10.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 660,000,000, consisting of 160,000,000 shares of Common Stock, $.01 par value per share, and 500,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $6,600,000.

NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this              day of             , 2004.

ATTEST:	AAMES INVESTMENT CORPORATION

	By:		(SEAL)

Secretary		President